THE DREYFUS/LAUREL FUNDS TRUST

                             RESTATED DISTRIBUTION PLAN


      WHEREAS, The Dreyfus/Laurel Funds Trust (formerly, The Laurel Funds Trust) (the "Trust") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended, (the "1940 Act") and consists of one or more distinct portfolios of shares of beneficial interest (collectively, the "Funds" and individually, a "Fund"), as may be established and designated from time to time; and

      WHEREAS, the Trust and its Distributor, a broker-dealer registered under the Securities Act of 1934, as amended, have entered into a Distribution Plan pursuant to which the Distributor will act as the distributor of certain classes of shares (the "Shares") of the Funds; and

      WHEREAS, the Board of Trustees of the Trust has adopted the Distribution Plan in accordance with the requirements of the 1940 Act and Rule 12b-1 thereunder, and has concluded, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Distribution Plan will benefit the Trust and the holders of the Funds' Shares;

      NOW THEREFORE, the Trust hereby restates the Distribution Plan as set forth below in this Restated Distribution Plan (the "Plan"):

      SECTION 1. PAYMENTS FOR DISTRIBUTION-RELATED SERVICES. The Trust may pay for any activities or expenses primarily intended to result in the sale of certain classes of Shares of the Funds, as listed on Exhibit A, as such Exhibit may be amended from time to time. Payments by the Trust under this Section of this Plan will be calculated daily and paid monthly at a rate or rates set from time to time by the Trust's Board of Trustees, provided that no rate set by the Board for any Fund may exceed, on an annual basis, 0.25% of the value of a Fund's average daily net assets attributable to the class or classes of the Fund's Shares listed on Exhibit A, as such Exhibit may be amended from time to time (except 0.15% of the value of the Dreyfus Core Value Fund's average daily net assets attributable to such Fund's Institutional shares (renamed Dreyfus Premier Core Value Fund effective January 16, 1998)).

      SECTION 2. EXPENSES COVERED BY PLAN. The fees payable under Section 1 of this Plan may be used to compensate (i) Dreyfus Service Corporation for shareholder servicing services provided by it, and/or (ii) the Distributor for distribution and/or shareholder servicing services provided by it, and related expenses incurred, including payments by the Distributor to compensate banks, broker/dealers or other financial institutions that have entered into written agreements with respect to shareholder services and sales support services ("Agreements") with the Distributor ("Selling and Servicing Agents"), for shareholder servicing and sales support services provided, and related expenses incurred, by such Selling and Servicing Agents.

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      SECTION 3. AGREEMENTS. The Distributor may enter into written Agreements with Selling and Servicing Agents, such Agreements to be substantially in such forms as the Board of Trustees of the Trust may duly approve from time to time.

      SECTION 4. LIMITATIONS ON PAYMENTS. Payment made by a particular Fund under Section 1 must be for distribution and/or shareholder servicing rendered for or on behalf of such Fund. However, joint distribution or sales support financing with respect to a Fund (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Distributor) shall be permitted in accordance with applicable regulations of the Securities and Exchange Commission as in effect from time to time.

      Except for the payments specified in Section 1, no additional payments are to be made by the Trust under this Plan, provided that nothing herein shall be deemed to preclude the payments a Fund is otherwise obligated to make to The Dreyfus Corporation ("Dreyfus") pursuant to the Investment Management Agreement, and for the expenses otherwise incurred by such Fund and the Trust on behalf of the Shares in the normal conduct of such Fund's business pursuant to the Investment Management Agreement. To the extent any payments by the Trust on behalf of a Fund to Dreyfus, or any affiliate thereof, or to any party pursuant to any agreement, or, generally, by the Trust on behalf of a Fund to any party, are deemed to be payments for the financing of any activity primarily intended to result in the sale of the Shares within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to have been approved pursuant to this Plan without regard to Section 1.

      Notwithstanding anything herein to the contrary, no Fund shall be obligated to make any payments under this Plan that exceed the maximum amounts payable under Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc.

      SECTION 5. REPORTS OF DISTRIBUTOR. So long as this Plan is in effect, the Distributor and/or Dreyfus shall provide to the Trust's Board of Trustees, and the Trustees shall review at least quarterly, a written report of the amounts expended by a Fund pursuant to the Plan, or by Selling and Servicing Agents pursuant to Agreements, and the purposes for which such expenditures were made.

      SECTION 6. MAJORITY VOTE. As used herein, the term "Majority Vote" of the Shares of a class of a Fund means a vote of the holders of the lesser of (a) more than fifty percent (50%) of the outstanding Shares of such class of such Fund or (b) sixty-seven percent (67%) or more of the Shares of such class of such Fund present at a shareholders' meeting in person or by proxy.

      SECTION 7. APPROVAL OF PLAN. This Plan will become effective at such time as is specified by the Board of Trustees, as to any class of a Fund; provided, however, that the Plan is approved by: (a) a Majority Vote of the Shares of such class of such Fund if adopted after the public offering of such Shares or the sale of such Shares to persons who are not affiliated persons of the Trust, affiliated persons of such persons, promoters of the Trust, or affiliated persons of such promoters (as such terms are defined in the 1940 Act); and (b) a


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majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any Agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

      SECTION 8. CONTINUANCE OF PLAN. This Plan shall continue in effect for so long as its continuance is specifically approved at least annually by the Trust's Board of Trustees in the manner described in Section 7(b) hereof.

      SECTION 9. AMENDMENTS . This Plan may be amended at any time by the Board of Trustees provided, that (a) any amendment to increase materially the costs which a Fund's class of Shares may bear for distribution pursuant to this Plan shall be effective only upon the Majority Vote of the outstanding Shares of such class of the Fund, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in Section 7(b) hereof.

      SECTION 10. TERMINATION. This Plan is terminable, as to a Fund's class of Shares, without penalty at any time by (a) a vote of a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any Agreements entered into in connection with this Plan, or (b) a Majority Vote of the outstanding Shares of such class of the Fund.

      SECTION 11. SELECTION/NOMINATION OF TRUSTEES. While this Plan is in effect, the selection and nomination of those Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust shall be committed to the discretion of such non-interested Trustees.

      SECTION L2. RECORDS. The Trust will preserve copies of this Plan, and any related Agreements and any written reports regarding this Plan presented to the Board of Trustees, for a period of not less than six (6) years from the date of this Plan, such Agreement or written report, as the case may be, the first two
(2) years of such period in an easily accessible place.

      SECTION 13. MISCELLANEOUS. The captions in this Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

      SECTION 14. LIMITATION OF LIABILITY OF TRUSTEES, OFFICERS AND SHAREHOLDERS. A copy of the Second Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that the obligations of the Trust hereunder and under any related Plan Agreement shall not be binding upon any Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but shall bind only the trust property of the Trust, as provided in the Second Amended and Restated Agreement and Declaration of Trust of the Trust.

      IN WITNESS WHEREOF, the Trust has adopted this Restated Distribution Plan as of this l7th day of October, l 994, as revised November 20, 1997.


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                                     AMENDED

                                    EXHIBIT A


                           THE DREYFUS/LAUREL FUNDS TRUST

      INVESTOR SHARES:

      [Reserved]

      CLASS A SHARES:

      Dreyfus Core Value Fund (renamed Dreyfus Premier Core Value Fund effective January 16, 1998)
      Dreyfus Premier Managed Income Fund
      Dreyfus Premier Limited Term High Income Fund


      INSTITUTIONAL SHARES:

      Dreyfus Core Value Fund (renamed Dreyfus Premier Core Value Fund effective January 16, 1998)




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